                                                                   EXHIBIT 10.25

                                LEASE AGREEMENT

This Lease Agreement is made by and between Jaswinder S. Saini and Surinder K. Saini, hereinafter, "Landlord", and Integrated Packaging Assembly Corporation
(IPAC), a California corporation, and its assigns, hereinafter, "Tenant", to and for the property commonly known as 720 Montague Expy., Milpitas, California, consisting of an approximately 7,150 square feet in a Manufacturing/Warehouse building, hereinafter, "Premises".

1. PREMISES
   --------
   Landlord leases to Tenant, who leases from Landlord, those Premises (the "Premises") outlined in EXHIBIT A, and described in the Basic Lease Data.


2. POSSESSION & LEASE COMMENCEMENT
   -------------------------------
   The Lease shall commence on NOVEMBER 1, 1997. Tenant may take possession of some or all of the Premises at that time provided Tenant has pre-paid the November 1997 rent, acquired the necessary insurance, and tendered the security deposit. It is agreed Tenant assumes full responsibility for acquiring all necessary government approvals and legal permits for tenant improvements and occupancy of the Premises.


3. TERM
   ----
   The term of this Lease shall commence on the Lease Commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Data or until this lease is terminated as provided herein. If the Commencement Date is a date other than the first day of a calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date.

   A. LEASE EXTENSION OPTION. Tenant shall have one 5-year option to extend the
                                                ---
   lease at market rates provided Tenant is not in default under the terms of this Agreement. If the option is exercised, the monthly rent shall be the current fair market rent for the Premises at the commencement of the extended term, as agreed by the parties. If the parties do not agree within thirty
   (30) days prior to commencement of the option, the fair market rent shall be determined by three mutually acceptable appraisers selected and governed by the Rules of the American Arbitration Association. All other terms and conditions in this Lease shall continue to apply during the option term.

   B. SECURITY DEPOSIT. A Security Deposit shall be tendered to Landlord upon execution of the lease in an amount equivalent to the last month's rent ($6,835.00). Upon execution of the lease, Tenant shall provide Landlord with its most current financial statements. Additional security may be required if Landlord determines Tenant's financial condition is inadequate to commit to a lease of the Premises.

4. USE OF THE PREMISES
   -------------------
   A. GENERAL. Tenant shall use the Premises for the permitted use specified in the Basic Lease Data ("Permitted Use") and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties") in such a manner that Tenant and Tenant's Parties cumulatively do not exceed the parking density specified in the Basic Lease Data at any time. Tenant and Tenant's Parties shall have the non-exclusive right to use, in common with other parties occupying the Building, the parking areas, driveways and other common areas of the Building, subject to reasonable rules from Landlord. Tenant shall have the right to use, on an assigned basis, the number of parking spaces described in the Basic Lease Data. Landlord shall not oversubscribe parking.

   B. LIMITATIONS. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or any portion of the common areas as a result of Tenant's or any Tenant's Party's use thereof, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other occupants of the Building or interfere with their use of their respective premises or common areas. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any harmful substances in the drainage system of the Building. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of the above-referenced rules, or any other terms or provisions of such tenant's or occupant's lease or other contract.

   C. COMPLIANCE WITH REGULATIONS. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to Tenant's use, occupancy or possession of the Premises, to Tenant's use of the common areas, or to its use storage, generation or disposal or Hazardous Materials. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall not do or permit anything to be done in, on or about the Premises or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage, legal fees or liability arising out of the failure of Tenant to comply with any regulation. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

   D. HAZARDOUS MATERIALS. "Hazardous Materials" shall include, but not be limited to, hazardous, toxic and those substances defined as "hazardous substances", "hazardous materials", "hazardous waste", "toxic substances", or other similar designations in any regulation. Tenant shall not cause, or allow any of Tenant's parties to cause, any hazardous materials to be used, generated, stored or disposed of on or about the Premises, the Building or surrounding land or environment in violation of any regulations. Tenant must obtain Landlord's written consent prior to the introductions of any hazardous materials onto the Premises. Landlord consents to Tenant's use of the hazardous materials described in EXHIBIT B, provided Tenant obtains all necessary government approvals or permits to use or store said materials on the Premises. Tenant agrees that any future additions to this list, also require Landlord's written consent as well as the abovementioned approvals or permits prior to use or storage. Tenant may handle, store, use and dispose of any such hazardous materials in a safe and lawful manner and never allow such hazardous materials to contaminate the Premises, Building or surrounding land or environment. Tenant shall immediately notify Landlord of any hazardous materials' contamination of any portion of the Premises of which Tenant becomes aware, whether or not caused by Tenant. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant. Tenant shall indemnify, and hold Landlord harmless from all liabilities, losses, costs, legal fees, demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage, release, or disposal of hazardous materials by Tenant or any of Tenant's parties in, on or about the Premises, the Building or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment, or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the reasonable costs of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall only be liable for detrimental consequences directly or indirectly caused by its own acts or omissions. Neither Landlord's consent to the use, generation, storage, release or disposal of hazardous materials nor the strict compliance by Tenant with all laws pertaining to hazardous materials shall excuse that Tenant from Tenant's obligation of indemnification pursuant to this Section 4D. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord and its agents make no representations about the current condition of the premises with respect to hazardous materials. Tenant accepts the Premises "as is" and assumes full responsibility for obtaining all necessary government approvals or permits prior to commencing operations as well as any clean-up or clearance approvals upon the termination of its activities on the Premises.


5. RULES & REGULATIONS
   -------------------
   Tenant shall faithfully observe and comply with any rules and regulations and any additions thereto which Landlord may from time to time prescribe in writing, for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or Building. Tenant shall cause Tenant's parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any such rules and regulations, any other tenant's or occupant's lease or any regulations. Landlord agrees to apply the same rules and regulations non-discriminately to all of Landlord's tenants in the building, and that said rules shall not unreasonably interfere with Tenant's use of the Premises or Tenant's parking rights and does not materially increase the obligations or decrease the rights of Tenant under the Lease.



6. RENT
   ----
   A. BASE RENT. Tenant shall pay to Landlord Base Rent as specified in the Basic Lease Data, payable in monthly installments in advance, on or before the first day of each calendar month, without deductions or offset whatsoever, at the remittance address specified in the Basic Lease Data or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date. The Base Rent payable by Tenant is subject to adjustments as provided in ADDENDUM 1 appended to this Lease. As used herein, the term "Base Rent" shall contain the Base Rent specified in the Basic Lease Data as it may be so adjusted from time to time.

   B. ADDITIONAL RENT. All moneys other than Base Rent to be paid by Tenant, including, but not limited to, Tenant's Proportionate Share of Operating Expenses, as specified in Section 7 of this Lease, the interest and late charge described in Sections 26 and 27, and any money spent by Landlord pursuant to Section 30, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

   B. PAYMENT OF OPERATING EXPENSES. Landlord shall have the right from time to time to revise its fiscal year and accounting periods so long as the periods as so revised are reconciled with prior periods in a reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant's proportionate share of the estimated operating expenses with installments of base rent for the fiscal year to which the estimate operating expenses applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimate Operating Expenses by more than Ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's proportionate share of the revised Estimated Operating Expenses for such year.

   C. COMPUTATION OF OPERATING EXPENSE ADJUSTMENT. "Operating Expense Adjustment" shall mean the difference between Estimate Operating Expenses and actual Operating Expenses for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment. If such statement shows that Tenant's payment based upon Estimated Operating Expenses is less than Tenant's Proportionate Share of Operating Expenses, then Tenant shall pay to Landlord the difference within 20 days after receipt of such statement. If such statement shows that Tenant's payment of Estimate Operating Expenses exceed Tenant's proportionate share of Operating Expenses, (provided Tenant is not in default under this Lease), Landlord shall pay to Tenant the difference within 20 days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within 20 days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant's Proportionate share of the Operating Expense Adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.


8. INSURANCE & INDEMNIFICATION

   A. LANDLORD'S INSURANCE. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control.

   (1) PROPERTY INSURANCE. Landlord agrees to maintain property insurance insuring the Building against damage or destruction due to risks including fire, vandalism, and malicious mischief in an amount not less than the replacement cost thereof, in the form and with deductibles and endorsements selected by Landlord. Landlord may elect to obtain "All Risk" coverage as an option.

   (2) OPTIONAL INSURANCE. Landlord may choose to obtain "All Risk" coverage, and other types of insurance in amounts selected by Landlord, including but not limited to earthquake, flood, pollution, loss of rent and so on. Landlord shall not be obligated to insure any furniture, equipment, inventory, supplies or other personal property which Tenant may have on the Premises.

   B.  TENANT'S INSURANCE.

   (1) PROPERTY INSURANCE. Tenant shall procure at Tenant's sole expense and keep in effect from the date of this Lease at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises on an "All Risk" basis, insuring such property for the full replacement value of such property.

   (2) LIABILITY INSURANCE. Tenant shall procure at Tenant's sole expense and keep in effect from the date of this Lease at all times until the end of the Term, Commercial General Liability insurance applying to the use and occupancy of the Premises, and any part of it, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000), and a minimum general aggregate limit of Three Million Dollars ($3,000,000), with an "Additional Insured - Managers or Lessors of Premises Endorsement" and the "Amendment of the Pollution Exclusion Endorsement". All such policies shall be written to apply to all bodily injury, property damage or loss, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be "primary" and non-contributing with any insurance maintained by Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; and (iii) providing for coverage of employer's automobile non-ownership liability. All such insurance shall provide for the severability of interest of insureds; and shall be written on an "occurrence" basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose in whole or in part during the policy period. Tenant shall also procure at Tenant's sole cost and expense and keep in effect during the Term of this Lease, Legal Liability Insurance covering direct physical damage and loss of use of the Building of which Tenant is legally obligated in an amount of the full replacement value of the Building.
   (3) WORKER'S COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE. Tenant shall carry Worker's Compensation Employer's Liability Insurance in amounts not less than One Million Dollars ($1,000,000), each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, throughout the Term at Tenant's sole expense.
   (4) COMMERCIAL AUTO LIABILITY INSURANCE. Tenant shall procure at Tenant's sole expense, and keep in effect through this Lease's duration, commercial auto liability insurance with a combined limit of not less than One Million Dollars ($1,000,000) for bodily injury and property damage for each accident. Such insurance shall cover liability relating to any auto.
   (5) GENERAL INSURANCE REQUIREMENTS. All coverages described in this Section shall be endorsed to (i) provide Landlord with 30 days notice of cancellation or change in terms, which includes a reduction in coverage; and (ii) waive all rights of subrogation by the insurance carrier against Landlord.


9. WAIVER OF SUBROGATION
   ---------------------
   To the extent allowed by law and without affecting the required insurance coverage hereunder, or other rights or remedies, Landlord and Tenant waive any right to recover against the other for: (a) damages for injury or death of persons; (b) damages to any property; (c) damages to the Premises; and (d) claims arising from the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision waives any rights and/or claims arising by reason of the foregoing, but only to the extent that any of the foregoing damages and/or claims referred to above are covered, and only to the extent of such coverage by insurance actually carried by Landlord or Tenant. This section also waives, for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation on any insurance carrier. Subject to all qualifications of this Section 9, Landlord waives its rights herein to any subtenant it has approved pursuant to Section 21 but only in exchange for the written waiver of such rights given by such subtenant to Landlord. Each party shall cause each insurance policy it obtained to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

10. LANDLORD'S REPAIRS AND MAINTENANCE
    ----------------------------------
    At its own expense, Landlord shall maintain in good repair, reasonable wear and tear excepted, the structural soundness of the roof, foundations, and exterior walls of the Building. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, dock bumpers or dock plates, special store fronts or office entries. Any damages caused by or repairs necessitated by any act of Tenant or Tenant's Parties may be repaired by Landlord at Landlord's option and Tenant's expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of repairs, alterations or improvements in or to any portion of the Premises or Project or to fixtures, appurtenances or equipment in the Building, except as provided in Section 24. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and the condition in which Landlord is obligated to deliver them.


11. TENANT'S REPAIRS AND MAINTENANCE
    --------------------------------
    Tenant shall at all times during the Term at Tenant's expense maintain all parts of the Premises a first-class, good, clean and secure condition and promptly make all necessary repairs and replacements, as determined by Landlord, including but not limited to all windows, glass, doors, walls, including demising walls, and wall finishes, floors and floor covering, heating, ventilating and air conditioning systems, ceiling insulation, truck doors, hardware, dock bumpers, dock plates and levelers, plumbing work and fixtures, downspouts, entries, skylights, smoke hatches, roof vents, electrical and lighting systems, and fire sprinklers, with materials and workmanship of the same character, kind and quality as the original. Tenant shall at its own expense also perform regular removal of trash and debris. If Tenant uses rail and if required by the railroad company, Tenant agrees to sign a joint maintenance agreement governing the use of the rail spur, if any. Tenant shall, at Tenant's own expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or servicing the Premises. The maintenance contractor and the contract must be approved by Landlord. The service contract must including all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date. Landlord may, upon notice to Tenant, enter into such a service contract on behalf of Tenant or perform the work and in either case charge Tenant the cost thereof along with a reasonable amount for Landlord's overhead. Notwithstanding anything to the contrary contained herein, Tenant shall, at its expense, promptly repair any damage to the Premises or the Building or Project resulting from or caused by any act of Tenant or Tenant's Parties. Landlord shall perform or construct any repair, maintenance or improvements (a) necessitated by acts or omissions of Landlord or other occupants of the Building or their agents, employees or contractors, (b) occasioned by casualty or by the exercise of eminent domain, (c) which are outside the demising walls of the Premises. Tenant shall pay for its share of the repairs to the extent such costs are included in the Operating Expenses.

Paage 8 of 20

12. ALTERATIONS
    -----------
    A. Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises ("ALTERATIONS") without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are, in Landlord's opinion, compatible with the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems; and (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose rules and regulations for contractors and subcontractors performing such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all applicable Regulations. Tenant shall at Tenant's sole expense, perform any additional work required under applicable Regulations due to the Alterations hereunder. No consent by Landlord to any proposed Alteration or additional work shall constitute a waiver of Tenant's obligations under this Paragraph 12. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. All such Alterations shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord's option, require that Tenant at Tenant's expense, remove any or all Alterations made by Tenant and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such Alterations. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to remove such Alterations or Tenant's trade fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of Alterations within the Premises, and on Tenant's interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations.

    Landlord approves of Tenant's construction of the alterations described in EXHIBIT C to the Lease. All alterations shall be constructed at Tenant's sole expense, with Tenant having responsibility for obtaining all government approvals and permits. All trade fixtures, furniture, equipment and other personal property installed in the Premises shall remain Tenant's property. Except for alterations which cannot be removed without structural damage to the Premises, Tenant may remove its property from the Premises at any time, provided that Tenant repairs any damage caused by such removal.

    B. In compliance with Section 27 thereof, at least ten (10) business days before beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non-responsibility. Upon substantial completion of construction, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Building is located.

13. SIGNS
    -----
    All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or main doors without Landlord's prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion. Any installation of signs or graphics on or about the Premises or Project shall be subject to any Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs or graphics by the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal.


14. INSPECTIONS/POSTING NOTICES
    ---------------------------
    After reasonable notice, except in emergencies where no such notice shall be required, Landlord and Landlord's agents and representatives, shall have the right to enter the premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the project or to exhibit the premises to prospective tenants, purchasers, encumbrances or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant's business operations or security measures without reasonable notice. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, landlord shall have the right to erect on the Premises and/or Project a suitable sign indicating that the Premises are available for lease.


15. UTILITIES
    ---------
    Tenant shall pay directly for all water, gas, heating, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. Tenant is responsible, at its own expense, for installing separate meters on all utilities for its exclusive use. If any such services are not separately metered to Tenant, Tenant shall pay a proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services;
    (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

16. SUBORDINATION
    -------------
    Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, the Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the premises or the Project are situated, or said ground leases or underlying leases, or landlord's interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to the Landlord and Tenant shall not be disturbed in its possession under this Lease by such successor in interest so long as Tenant is not in default under this Lease. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgage, or beneficiary under a deed of trust, subject to such nondisturbance requirement.


    Landlord shall obtain from any lenders of the Building, a written agreement providing for recognition of Tenant's interests under the Lease in the event of a foreclosure of the lender's security interest.


17. FINANCIAL STATEMENTS
    --------------------
    At the request of Landlord from time to time, Tenant shall provide to Landlord Tenant's and any guarantor's current financial statements or other information discussing financial worth of Tenant and any guarantor, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Project. Prior to execution of this Lease, Tenant shall provide Landlord with copies of the financial statements stated in this Section 17.


18. ESTOPPEL CERTIFICATE
    --------------------
    Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Tenant agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may execute and deliver such certificate on Tenant's behalf and that such certificate shall be binding on Tenant. Landlord and Tenant intend that any statements delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of the Lease, and shall be an event of default if Tenant fails to fully comply or makes any material misstatement in any such certificate.

19. SECURITY DEPOSIT
    ----------------
    Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit as stated in the Basic Lease Data, which sum shall be held by Landlord, without obligation to pay interest, as security for the performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by landlord in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any Rent arrears or other payments due to landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the security deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord.


20. TENANT'S REMEDIES
    -----------------
    The obligations and liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of Landlord or of the individual or other partners of Landlord or its or their partners, directors, officers, or shareholders, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners of Landlord or its or their partners, directors, officers or shareholders. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.


21. ASSIGNMENT & SUBLETTING
    -----------------------
    A. GENERAL. Tenant shall not assign or pledge this Lease or sublet the Premises or any part thereof, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, or suffer or permit any such assignment, pledge, subleasing or occupancy, without landlord's prior written consent except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice at least sixty
    (60) days prior to the anticipated effective date of the proposed assignment or sublease, which shall contain all of the information reasonably requested by Landlord to address Landlord's decision criteria specified hereinafter. Landlord shall then have a period of thirty (30) days following receipt of the notice to notify Tenant in writing that Landlord elects either: (1) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (2) to consent to the proposed assignment or sublease, subject, however, to Landlord's prior written consent of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option (1) above, but written consent by Landlord of the proposed assignee or subtenant shall be required. If Landlord does not exercise option (1) above, Landlord's consent to a proposed assignment or sublet shall not be unreasonably withheld.

    B. CONDITIONS OF LANDLORD'S CONSENT. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that is shall be reasonable for Landlord to withhold Landlord's consent in the following instances: the use of the Premises by such proposed assignee or subtenant would not be a Permitted use or would violate any exclusivity arrangement which Landlord has with any other tenant or occupant or would increase the Parking Density of the Building or Project; the proposed assignee or subtenant is not of sound financial condition as determined by Landlord in landlord's sole discretion; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property; the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Project or is a present tenant of the Project; the assignment or subletting would entail any Alterations which would lessen the value of the leasehold improvements in the Premises; or Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12) months preceding the date that Tenant shall request consent. Failure by landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under this Section 21, Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant. At the option of Landlord, a surrender and termination of this Lease shall operate as an assignment to Landlord of some or all subleases or subtenancies. Landlord shall exercise this option by giving notice of that assignment to such subtenants on or before the effective date of the surrender and termination.

    C. BONUS RENT. Any Rent or other consideration realized by Tenant under any sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission incurred by Tenant, shall be divided and paid, ten percent (10%) to Tenant, ninety percent (90%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for comparable space available for primary leasing.

    D. CORPORATION. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purpose of this Lease.

    E. UNINCORPORATED ENTITY. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms, or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

    G. LIABILITY. No assignment or subletting by Tenant, permitted or otherwise, shall relieve Tenant of any obligations under this Lease or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant, including obligations contained in Section 25 with respect to any assignee or subtenant. Any assignment or subletting which conflicts with the provisions hereof shall be void.

22. AUTHORITY
    ---------
    Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant's obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so.

23. CONDEMNATION
    ------------
    A. CONDEMNATION RESULTING IN TERMINATION. If the whole or any substantial part of this Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

    B. CONDEMNATION NOT RESULTING IN TERMINATION. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof; and the taking materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Section 23.A. above, the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred based upon the extent to which Tenant's use of the Premises has been diminished, to such amount as may be fair and reasonable under all of the circumstances.

    C. AWARD. Landlord shall be entitled to any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant's personal property, and moving costs, shall be and remain the property of Tenant.

    D. WAIVER OF CCP SECTION 1265.130. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.


24. CASUALTY DAMAGE
    ---------------
    A. GENERAL. If the Premises should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord's receipt of such notice, Landlord shall notify Tenant whether in Landlord's estimation material restoration of the premises can reasonably be made either; (1) within ninety (90) days; (2) in more than ninety (90) days but within one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of such notice and receipt of required permits for such restoration. Landlord's determination shall be binding on Tenant.

    B. WITHIN 90 DAYS. If the Premises should be damaged by Casualty to such extent that material restoration can in Landlord's estimation be reasonably completed within ninety (90) days after the date of such damage and receipt of required permits for such restoration, this Lease shall not terminate. Provided that insurance proceeds are received by Landlord to fully repair the damage, Landlord shall proceed to rebuild and repair the premises in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the Alterations which may have been placed on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

    C. GREATER THAN 90 DAYS. If the Premises should be damaged by Casualty to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed in more than ninety (90) days but within one hundred eighty (180) days after the date of such damage and receipt of required permits for such rebuilding or repair, then Landlord shall have the option of either: (1) terminating this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease; or (2) electing to rebuild or repair the Premises in the manner determined by Landlord. Notwithstanding the above, Landlord shall not be required to rebuild, repair or replace any part of the Alterations which may have been placed, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the premises are unfit for occupancy. In the event that landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage and receipt of required permits, such period of time to be extended for delays caused by the fault or neglect of Tenant or otherwise by Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant's option within ten
    (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as tenant's exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord's receipt of such termination notice.

    D. GREATER THAN 180 DAYS. If the Premises should be so damaged by Casualty that rebuilding or repairs cannot in Landlord's estimation be completed one hundred eighty (180) days after such damage and receipt of required permits for such rebuilding or repair, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

    E. TENANT'S FAULT. Notwithstanding anything herein to the contrary, if the Premises or any other portion of the Building are damaged by Casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

    F. INSURANCE PROCEEDS. Notwithstanding anything herein to the contrary, in the event that the Premises are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case, Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

    G. WAIVER. This Section 24 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Premises, Landlord's obligation for tenantability of the Premises and Tenant's right to make repairs and deduct the expenses of such repairs, or under any similar law, statue or ordinance now or hereafter in effect.

    H. TENANT'S PERSONAL PROPERTY. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant's personal property.

    I. CASUALTY DAMAGE. Landlord shall not have the right to terminate the Lease if damage to the Premises is due to a casualty ordinarily covered by insurance required to be carried by Landlord under the Lease or is relatively minor (ie: repair or restoration would cost less than ten percent (10%) of the replacement cost of the Premises).

25. HOLDING OVER
    ------------
    Unless Landlord expressly consents in writing to Tenant's holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant or any other person while Tenant is holding over without Landlord's written consent. If Tenant retains possession of the Premises or any portion thereof without Landlord's consent following the Lease expiration or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention double the amount of daily rental as of the last month prior to the date of expiration or earlier termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorney's fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by the succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or earlier termination shall not constitute a renewal of this Lease, and nothing in this Section 25 shall waive Landlord's right of reentry or any other right. Additionally, in the event that upon expiration or earlier termination of this Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this section shall apply. The provisions of this Section 25 shall survive any expiration or earlier termination of this Lease.

26. DEFAULT
    -------
    A. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute a default by Tenant:

    (1) ABANDONMENT. Abandonment or vacation of the Premises for a continuous period in excess of thirty (30) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Section 26 being deemed such notice to Tenant as required by said Section 1951.3.
    (2) NONPAYMENT OF RENT. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due. There will be a maximum five (5) day grace period with respect to the rent payment only, after which, no notice shall be required to consider the Lease in default.
    (3) OTHER OBLIGATIONS. Failure to perform any obligation, agreement or covenant under this lease other than those matters specified in subparagraphs (1) and (2) of this Section 26, such failure continuing for fifteen (15) days after written notice of such failure, or such additional time as is reasonably required to cure such failure, provided Tenant is diligently pursuing a cure.
    (4) GENERAL ASSIGNMENT. A general assignment by Tenant for the benefit of creditors.
    (5) BANKRUPTCY. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

    (6) RECEIVERSHIP. The employment of a receiver to take possession of substantially all of Tenant's assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.
    (7) ATTACHMENT. The attachment, execution, or other judicial seizure of all or substantially all of Tenant's assets on the Premises, if such attachment or other seizure remains undismissed or undischarged or a period of fifteen
    (15) days after the levy thereof.

    B.  REMEDIES UPON DEFAULT.

    (1) TERMINATION. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all Rent in arrears and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that landlord may have under this Lease, or at law or equity by any reason of Tenant's default or of such termination. Landlord hereby reserves the right to recognize the continued possession of any subtenant.
    (2) CONTINUATION AFTER DEFAULT. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Section 26.B(l) hereof, and Landlord may enforce all of landlord's rights and remedies under this lease and at law or in equity, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord's interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant's right to possession.

    C. DAMAGES AFTER DEFAULT. Should Landlord terminate this Lease pursuant to the provisions of Section 26.B(1) hereof; Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided: (3) the worth at the time of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth" at the time of "award" as used in (1) and (2) above shall be computed at the lesser of the "prime rate", as announced from time to time by Wells Fargo Bank, N.A., (San Francisco) or its successor, plus five (5) percentage points, or the maximum interest rate allowed by law (Applicable Interest Rate). The "worth at the time of award" as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

    D. LATE CHARGE. In addition to its other remedies, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the fifth (5th) day of each calendar month, an amount equal to ten percent (10%) of the delinquency for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for The loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount state herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charge shall not constitute a waiver of other late charges or any other remedies available to Landlord.

    E. REMEDIES CUMULATIVE. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.


27. LIENS
    -----
    Tenant shall at all times keep the premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as the Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the premises or Project which could lawfully give rise to a claim for mechanics' or materialmen's liens to permit Landlord to post and record a timely notice of non-responsibility.


28. TRANSFERS BY LANDLORD
    ---------------------
    In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord's successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of "Landlord," to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

29. RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS
    -----------------------------------------------
    All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, including Tenant's obligations under Paragraph 11 hereof and such failure shall continue for fifteen (15) days after notice thereof by Landlord, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant's part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.


30. WAIVER
    ------
    If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant, or condition contained in this lease may only be made by a written document signed by the landlord.


31. NOTICES
    -------
    Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

    A. RENT. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord's Remittance Address set forth in the Basic Lease Information, or at such other address as landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

    B. OTHER. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at lease fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

32. ATTORNEYS' FEES
    ---------------
    In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs, whether incurred at trial, appeal or review. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorney's fees, to be fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

33. SUCCESSORS & ASSIGNS
    --------------------
    This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, it's successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant's assigns.


34. FORCE MAJEURE
    -------------
    If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant's obligation to pay Rent, however, is not excused by this Paragraph.


35. SURRENDER OF PREMISES
    ---------------------
    Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as existed on the date Tenant originally took possession thereof, including, but not limited to, all interior walls cleaned, all interior painted surfaces repainted in the original color, all holes in walls repaired, all carpets shampooed and cleaned, all HVAC equipment in operating order and in good repair and all floors cleaned, waxed, and free of any Tenant-introduced marking or painting, all to the reasonable satisfaction of Landlord. Tenant's obligations with respect to the surrender of the Premises, shall be fulfilled if Tenant surrenders possession of the Premises in the condition existing at the Commencement Date, ordinary wear and tear, and alterations or other interior improvements which Tenant is permitted to surrender at Lease termination, excepted. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Section 12.A hereof with respect to Alterations to the Premises and all other matters addressed in such Section. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Section 25 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term.

36. MISCELLANEOUS
    -------------
    A. GENERAL. The term "Tenant" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.
    B. TIME. Time is of the essence regarding this Lease and all of its provisions.
    C. CHOICE OF LAW. This Lease shall in all respects be governed by the laws of the State of California.
    D. ENTIRE AGREEMENT. This Lease, together with its Exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or its agents or understandings made between the parties other than those set forth in this Lease and its Exhibits.

    E. MODIFICATION. This Lease may not be modified except by a written instrument signed by the parties hereto.
    F. SEVERABILITY. If for any reason any of the provisions of this agreement shall be deemed unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.
    G. RECORDATION. Tenant shall not record this Lease or a short form memorandum hereof.
    H. EXAMINATION OF LEASE. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.
    I. ACCORD AND SATISFACTION. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.
    J.  EXHIBITS. Exhibits "A, B, C," are attached, hereto and are incorporated
                            --------
    herein by this reference.
    K. COUNTERPARTS. This Lease may be executed in my number of counterparts, each of which shall be deemed an original.
    L. MULTIPLE PARTIES. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.
    M. APPROVALS. Whenever the Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at times act reasonably and in good faith.
    N. REASONABLE EXPECTATIONS. Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.


IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date indicated below.


LANDLORD
Jaswinder S. Saini and/or Surinder K. Saini

By:  /s/ Jaswinder S. Saine              By:
   ------------------------------------     -----------------------------------

Its:                                     Its:
    -----------------------------------      ----------------------------------

Date:  10/23/97                          Date:
     ----------------------------------       ---------------------------------

TENANT
Integrated Packaging Assembly Corporation

By:  /s/ Paul H. Ames                    By:  /s/ Alfred V. Larrenaga
   ------------------------------------     -----------------------------------

Its:  VP OPERATIONS                      Its:  VP & CFO
    -----------------------------------      ----------------------------------

Date:  10/17/97                          Date:  10/18/97
     ----------------------------------       ---------------------------------

================================================================================
                                BASIC LEASE DATA
================================================================================
                                   (10/16/97)

1.  LEASE DATE:  November 1, 1997

2.  LANDLORD:    Jaswinder S. Saini and Surinder K. Saini

3.  LANDLORD'S ADDRESS: 720 Montague Expy., Milpitas, CA 95035

4.  TENANT:      IPAC (Integrated Packaging Assembly Corporation)

5.  TENANT'S NOTICE ADDRESS:   2221 Oakland Road, San Jose, CA 95131

6. BUILDING DESCRIPTION: A single-story, detached building totaling approximately 45,000 square feet situated on approximately five (5) acres of land, commonly known as 720 Montague Expy., Milpitas, CA 95035.

7. PREMISES DESCRIPTION: A section of the above described building, in the Northwest quadrant, totaling approximately 7,150 square feet. The total size is broken down into two parts: First, the enclosed portion of the Premises is approximately 6,100 square feet; second, the semi-enclosed portion is approximately 1,050sf.

8. INTENDED USE: The Premises shall be used for semiconductor device manufacturing, including, but not limited to, lead finishing (lead-tin solder alloy electroplating), inspection, rework and other end-of-line operations.

9.  PARKING FOR PREMISES:   12 assigned parking spaces.

10. LENGTH OF TERM:         Five(5) years, (60 months).

11. COMMENCEMENT OF LEASE:  November 1, 1997

12. OPTIONS:                One (1) 5-year option (rent at market rate).

13. RENT:
    Base Rent (1st year)              $5,405/month, NNN.
    Security Deposit:                 $6,835.00
    Est 1st Year Basic Oper. Costs:   $22,213.14 ($1,851.09/mo.)

14. TENANT'S PROPORTIONAL SHARE OF BLDG:   Sixteen percent (16%)

The foregoing Basic Lease Data is incorporated into and made a part of this lease. Each reference in this lease to any Basic Lease Data shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph concerning such information. If there is any conflict between the Basic Lease Data and the lease, the latter shall control.

                             ADDENDUM 1: BASE RENT

BASE RENT. Base Rent for the Premises, Net of Basic Operating Costs per Section 7 of this Lease shall be as follows:

                        6,100 S.F.                     1,050 S.F.
PERIOD (MO.)            MAIN SPACE                     EQUIP.PAD                  TOTAL MO. RENT
------------            ----------                     ---------                  --------------
 1 - 12                 $4,880.00                       $525.00                     $5,405.00

13 - 24                 $5,185.00                       $577.50                     $5,762.50

25 - 36                 $5,490.00                       $630.00                     $6,120.00

37 - 48                 $5,795.00                       $682.50                     $6,477.50

49 - 60                 $6,100.00                       $735.00                     $6,835.00

                                   EXHIBIT B

                          HAZARDOUS ARTICLES ON SITE


The following manufacturing chemicals shall be used by IPAC and stored in approximate quantities as shown below.

QUANTITY                         DESCRIPTION                        CONCENTRATION
1750 Liters          Proprietary Deflating Solution        100 g/l alkali (NaOH)
1000 Liters          Methyl Sulfonic Acid (MSA) Solution   200 g/l MSA
2000 Liters          Methyl Sulfonic Acid (MSA) Solution   100 g/l MSA
2000 Liters          Proprietary Sn/Pb Plating Solution    Approx 280 g/l MSA;
                                                           65 g/l Sn and 5 g/l Pb
480Kg                Sn - Pb Anode Bars                    85% Sn - 15% Pb
1000 Liters          Proprietary Activation Solution       Approx 25% Sulfuric Acid
                                                           with 1 g/l Thiourea
1750 Liters          Proprietary Stripping Solution        300 g/l MSA + 30% Nitric Acid
50 Gallons           Sulfuric Acid Solution                30% Concentration Sulfuric Acid
50 Gallons           Hydrochloric Acid Solution            25% Concentration HCl
50 Pounds            Sodium Hydroxide                      NaOH Pellets
1-5 lb. Bottles      Various Analytical Reagents for Lab   Varies
                     Analysis


The above materials constitute the bulk of the manufacturing and control process. As we move into production and future activities, other hazardous articles may be required. These will be identified as they become known to IPAC.

                      EXHIBIT C - BUILDING MODIFICATIONS


IPAC will require the following modifications be made to the existing building site:


Demolition (removal) of certain nonload-bearing internal sheetrock walls Closure of certain doorways to provide security and fire safety
Separation of incoming electrical power, providing a minimum 1000 amps at 480 volts AC to IPAC
Separate metering of utilities (i.e., electrical, water and gas)
Separation of fire sprinkler alarm system
Separation of security alarm system
Separation of HVAC systems
Separate entry way, including ADA upgrades where required
Installation of ADA compliant restroom facilities
Removal of certain equipment from the facilities pad, including but not limited to, air compressor, refrigerated dryer, DI water storage tank, etc. to provide operating space for IPAC required equipment
Construction of internal berms and other hazardous material control features to certain room(s)
Upgrades to trench covers in certain internal room(s) to permit washing and maintenance of flooring and equipment
Installation of improved fume ducting to permit proper exhausting of chemical vapor discharges
Modifications to the existing compressed air lines and sources of supply Modifications of the equipment pad, including but not limited to, addition of concrete berms, sumps, walkways, walls, etc. to facilitate placement of equipment and handling/storage of hazardous materials
Extension of the equipment pad roofline to provide protection from the elements to tanks, pumps and other equipment located thereunder
Installation of manufacturing equipment and supporting plumbing, electrical and mechanical interfaces within the building and upon the equipment pad Construction of future expansion areas within the building, such as but not limited to, office areas, storage areas. manufacturing and inspection areas, shipping and receiving areas, etc.